SUSSEX COUNTY STATE BANK

   Terms and Conditions for Exercise of Incentive & Nonqualified Stock Options
                             Issued Pursuant to the
                       1988 Nonqualified Stock Option Plan
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I.   METHOD OF EXERCISE
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     When you decide to exercise a stock  option,  you must follow the steps set forth below:

     A.   Notice of Exercise
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          Send a Notice of Exercise Letter (Form for Exercising an Employee
          Stock Option) to:

                            Sussex County State Bank
                                  399 Route 23
                           Franklin, New Jersey 07416

                         Attention: Corporate Secretary

         The Notice of Exercise Letter should follow the format of the sample letter enclosed in this package. Your letter must set forth the following information:

          1. The number of shares that you wish to exercise, the grant date of those options being exercised and the type of option you are exercising, an Incentive Stock Option or a Nonqualified Stock Option;

          2. The method of payment: by check, by Sussex County State Bank Common Stock, or by a combination;

          3. The number of certificates to be prepared, and the address to which they should be delivered.

         A separate Notice of Exercise Letter should be prepared for stock options grants awarded at different dates. We will not accept oral Notices of Exercise and you must purchase a minimum of 100 shares.
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     B.  Payment
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         Your option exercise payment (see next page) must accompany your Notice of Exercise Letter. Notice of Exercise Letters received without payment will not be processed.

         Payment may be made (1) by check, (2) by Sussex County State Bank Common Stock, * or (3) by a combination of Sussex County State Bank Common Stock and check as follows:

         1. Payment by Check - Send a certified or bank check, payable to Sussex County State Bank, for the full amount of the exercise price.

         2. Payment with Shares of Sussex County State Bank Common Stock* - You may pay for the exercise of this option by delivering to the Bank shares of Sussex County State Bank Common Stock which you own having a value (see (b) below) equal to or greater than the exercise price as follows:

              a)   Delivery of Stock Certificate(s)
                   --------------------------------

                  The stock certificate(s) must be delivered to the Corporation either:

                  (i)      endorsed to Sussex County State Bank;

                           or

                  (ii) accompanied by a stock power endorsed to Sussex County State Bank.

                  The endorsement must be identical to the registrant's name indicated on the face of the certificate. The signature of endorsement must be guaranteed by a bank or stock broker. (Note: If the certificate is mailed, you might consider making the endorsement on a stock power (ii above), and then mailing it separately).

              b)   Valuation of Shares
                   -------------------

                  Any shares delivered as either partial or full payment of the exercise price of this option will be valued at the fair market value (last sale price reported) of the Bank's Common Stock on NASDAQ as of the date they are received, duly endorsed, by the Bank's Personnel Department, or by the price quoted by Ryan Beck or such other licensed securities dealer actively marketing the Bank's common stock at the time.

                  If the stock submitted for payment exceeds the number of shares required, a certificate will be returned to you for the balance. No fractional share certificates will be issued. If you deliver too few shares, only a part of your option can be exercised on the date you specified.

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*        It is important to note that shares acquired through the exercise of an
         ISO cannot be used as payment for the exercise of another ISO unless those shares have been held for at least two years from the date of grant and one year from the date of exercise.
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                  As noted above, shares of Bank Common Stock used in payment of your stock option exercise will be valued as of the date they are received. Since, at the time of exercise, the fair market value of the shares tendered usually will not be known, you will owe the Bank a check (certified) for the excess of the exercise price over the value of the tendered shares. Failure to pay the full purchase price within 5 days of the date of exercise will void the Notice of Exercise.

II.  WITHHOLDING TAXES
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     You must pay all  withholding  taxes  required  by law.  You may make  your payment by personal check.

     A. Nonqualified Options- Withholding taxes, as required by law, will be promptly requested by the Bank after receipt of your Notice of Exercise Letter and the full purchase price.

     B. Incentive Stock Options - There are no applicable withholding taxes required on the exercise of an ISO.


III. REGISTRATION AND DELIVERY OF SHARES
     -----------------------------------

     Stock certificates(s) issued upon the exercise of this option will be registered in the name(s) specified in your Notice of Exercise and delivered to you as expeditiously as possible, after the receipt of full payment.

     Please note that in order to be considered a shareholder of record for dividend purposes, the shares must be registered in your name before the close of business on the dividend record date.

IV.  OTHER PROVISIONS
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     A.  Neither  you nor any person  entitled  to  exercise  your rights in the event of your death shall have any of the rights of a stockholder with respect to the shares of common stock subject to this option, unless, and until, you have exercised the options, paid the full price thereof, and have received the certificate for the shares so acquired.

     B. The Bank is not liable for the non-issuance or non-transfer or any delay in the issuance or transfer of any shares of common stock subject to this option which results from the inability of the Bank to obtain, or in any delay in obtaining, from each regulatory body having jurisdiction, all requisite authority to issue or transfer shares of common stock of the Bank in satisfaction of the option, if counsel for the Bank deems such authority necessary for the lawful issuance or transfer of any such shares.
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     C.  This option is subject to all of the terms and  conditions  of the Plan and your acceptance hereof shall constitute your agreement to the terms and conditions of the Plan and the administrative regulations of the Committee. Your exercise of this option constitutes your agreement that the shares of common stock acquired hereunder will not be sold or otherwise disposed of by you in violation of any applicable securities laws or regulations. You may obtain a copy of the Plan by making a request to the Personnel Department.

     D. This option shall be exercised in accordance with such additional administrative regulations as the Committee may from time to time adopt. All decisions of the Committee regarding any questions arising under the Plan or under these terms and conditions shall be conclusive and binding.

     E. If you dispose of the shares of common stock acquired on the exercise of an ISO by sale or exchange or other disqualifying disposition within one year after the acquisition of such shares, or two years from the date of grant of such ISO, you shall notify the Bank promptly of such disposition and the amount realized by you upon such disposition.

Please retain this document in your permanent records. If you have any questions
regarding  the  Plan  or  your  option  grant,   please  contact  the  Personnel
Department.